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                                  EXHIBIT 8




                                  May ___, 1994



The Bank of Bradenton
404 53rd Avenue West
Bradenton, FL  34207

         Re: Agreement and Plan of Merger of The Bank of Bradenton with SouthTrust Bank of Sarasota County, joined in by SouthTrust of Florida, Inc. and SouthTrust Corporation

Ladies and Gentlemen:

                 You have requested the opinion of Bradley, Arant, Rose & White, as counsel to SouthTrust Corporation, a Delaware corporation ("SouthTrust"), regarding the transactions contemplated by that certain Agreement and Plan of Merger dated January 31, 1994, as amended by Amendment No. 1 to Agreement and Plan of Merger dated April 27, 1994 (collectively, the "Merger Agreement"), by and between SouthTrust Bank of Sarasota County, a Florida state banking association ("ST-Bank"), and The Bank of Bradenton, a Florida state banking association ("Bradenton"), joined in by SouthTrust of Florida, Inc., a Florida corporation ("ST-FL"), and SouthTrust. Specifically, you have requested us to opine that the merger of Bradenton with and into ST-Bank (the "Merger") pursuant to the Merger Agreement will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by the shareholders of Bradenton upon the receipt solely of SouthTrust voting common stock in exchange for their Bradenton common stock upon consummation of the Merger.

                 This opinion is being rendered pursuant to your request, and pursuant to Section 9.8 of the Merger Agreement and the requirements of Item 21(a) of the registration statement on Form S-4 (the "Registration Statement") which was filed on SouthTrust's behalf with the Securities Exchange Commission under the Securities Act of 1933, as
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The Bank of Bradenton
May ___, 1994
Page 2

amended. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

                 In rendering the opinions set forth below, we have examined and relied upon the originals or copies of the Merger Agreement, and upon the representations given to us by letter from Bradenton of even date herewith, and by letter from SouthTrust of even date herewith, each as contained and described in the representations section of this letter (the "Representation Letters"), and such other documents and materials as we have deemed necessary as a basis for such opinions. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens and the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and, as to factual matters, the veracity of written statements made by officers and other representatives of Bradenton and SouthTrust included in the Merger Agreement and the Representation Letters.


                                     FACTS

                 Immediately prior to the Merger, SouthTrust will own 100% of the capital stock of ST-FL and ST-FL will own 100% of the capital stock of ST-Bank.

                 SouthTrust is a registered bank holding company and is the common parent of an affiliated group of corporations, including ST-FL and ST-Bank, that file consolidated federal income tax returns on the calendar year basis. As of March 31, 1994, SouthTrust had 79,447,884 shares of common stock issued and outstanding; SouthTrust's common stock is publicly held and publicly traded through the Automated Quotation System of the National Association of Securities Dealers, Inc. - National Market System ("NASDAQ").

                 ST-FL is a Florida corporation all of the capital stock of which is held by SouthTrust, which includes ST-FL in its consolidated return.

                 ST-Bank is a Florida state banking association organized pursuant to the laws of the State of Florida. As of November 30, 1993, ST-Bank had 800,000 shares outstanding, all of which will be held by ST-FL as of the Effective Time of the Merger. ST-Bank is included in the consolidated federal income tax return of SouthTrust. ST-Bank has no subsidiaries.

                 Bradenton is a banking corporation organized pursuant to the laws of the State of Florida. As of January 31, 1994, Bradenton had 184,933 shares of common stock outstanding, and there has been no change in the number of Bradenton common shares
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The Bank of Bradenton
May __, 1994
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outstanding as of the date hereof.  Bradenton has no subsidiaries.  Bradenton is an accrual method taxpayer using a calendar year accounting period.


                           THE PROPOSED TRANSACTIONS

                 Pursuant to the Merger Agreement, the following transactions will take place:

                 (1) ST-FL will acquire all of the assets and liabilities of Bradenton in exchange for voting common stock of SouthTrust in a transaction in which ST-FL directs that all of the assets and liabilities of Bradenton will be transferred to ST-Bank by means of a statutory merger of Bradenton into ST-Bank pursuant to the Merger Agreement.

                 (2) Bradenton will merge with and into ST-Bank in accordance with Sections 658.40 through 658.45 of the Florida Banking Code and ST-Bank shall be the surviving corporation. ST-Bank will acquire all of the assets and assume all of the liabilities of Bradenton. ST-Bank will be the surviving corporation and the separate corporate existence of Bradenton will terminate.

                 (3) Each share of Bradenton stock issued and outstanding will be exchanged for a number of shares of SouthTrust common stock as set forth in the Merger Agreement.

                 (4) No fractional shares of SouthTrust stock will be issued in the Merger; each Bradenton shareholder who would otherwise be entitled to receive a fractional share interest, if any, will receive cash in lieu of a fractional share.

                 (5) Any shareholder who dissents from the Merger will be entitled to receive the appraisal value of his or her shares in cash. Immediately prior to the Effective Time of the Merger, Bradenton will establish an escrow account with an amount of cash equal to one hundred and fifty percent (150%) of the value of SouthTrust shares which the dissenting shareholders would have been entitled to receive in the Merger but for the exercise of their rights of dissent (the "Dissent Escrow"). The escrow agent will disburse the escrowed funds to the dissenting shareholders in accordance with the Dissent Provisions. Any and all funds remaining in the Dissent Escrow after such disbursement will be remitted to ST-Bank as the surviving corporation.

                 (6) In accordance with Section 2.2 of the Merger Agreement, certain outstanding options which entitle the holders thereof to acquire Bradenton shares, and which were issued by Bradenton in connection with the performance of services, will be converted into equivalent options and rights with respect to SouthTrust shares, and the obligations of Bradenton thereunder shall be assumed by ST-FL in accordance with the terms of the
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The Bank of Bradenton
May __, 1994
Page 4

particular Bradenton Stock Option Plan under which such Bradenton options were issued and the stock option agreements by which such Bradenton options are evidenced.


                                REPRESENTATIONS

                 Bradenton and SouthTrust have made the following representations to us, and with your consent, we have relied upon the accuracy and validity of these representations in offering the opinions expressed below:

SOUTHTRUST REPRESENTATIONS:

                 (a) The ratio for the exchange of shares of stock of Bradenton for common stock of SouthTrust was negotiated through arm's length bargaining between SouthTrust, acting on behalf of ST-FL, and Bradenton.

                 (b) To the best knowledge of the management of SouthTrust, there is no plan or intention on the part of the stockholders of Bradenton to sell, exchange, transfer by gift or otherwise dispose of a number of the shares of common stock of SouthTrust to be received by them in the Merger that would reduce the Bradenton stockholders' ownership of SouthTrust stock to a number of shares having a value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of the Bradenton as of the same date. For purposes of this certification, shares of Bradenton stock reasonably expected to be exchanged for cash or other property, surrendered by dissenters, if any, or exchanged for cash in lieu of fractional shares of SouthTrust stock will be considered as having been sold, exchanged or otherwise disposed of by the holders thereof.
In addition, the management of SouthTrust is not aware of any transfers of Bradenton stock by any holders thereof prior to the Effective Time of the Merger which were made in contemplation of the Merger.

                 (c) ST-FL will acquire, and as a result of the Merger, will cause to be transferred to ST-Bank, assets representing no less than ninety percent (90%) of the fair market value of the net assets and no less than seventy percent (70%) of the fair market value of the gross assets held by Bradenton immediately prior to the Merger. For purposes of this certification, amounts reasonably expected to be paid by Bradenton to dissenters by the Escrow Agent, as described in and contemplated by Section 2.1(d) of the Merger Agreement, and amounts reasonably expected to be used to pay reorganization expenses of Bradenton, and all redemptions and distributions (except for regular, normal and recurring dividends) made by Bradenton immediately prior to the Merger will be considered as assets held by Bradenton immediately prior to the Merger and which will not be acquired by ST-FL or by ST-Bank. The management of SouthTrust is not aware of Bradenton having redeemed any of the Bradenton stock, having made any distribution with respect to any of the
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The Bank of Bradenton
May __, 1994
Page 5

Bradenton stock, or having disposed of any of its assets in anticipation of or as part of a plan for the acquisition of Bradenton by ST-FL and by ST-Bank.

                 (d) SouthTrust has no present plan or intention to reacquire any of its stock issued pursuant to the Merger.

                 (e) Neither SouthTrust, ST-FL nor ST-Bank has any plan or intention to sell or otherwise dispose of any of the assets of Bradenton acquired in the Merger, except for dispositions made in the ordinary course of business, or transfers to controlled subsidiaries described in Section 368(a)(2)(C) of the Code.

                 (f) Following the Merger, ST-FL, through ST-Bank, will continue the historic business of Bradenton or will use a significant portion of Bradenton's historic assets in the conduct of the banking business of ST-Bank.

                 (g) Prior to the Merger SouthTrust will own 100% of the outstanding capital stock of ST-FL, and ST-FL will own 100% of the outstanding capital stock of ST-Bank.

                 (h) SouthTrust does not beneficially own, directly or indirectly, nor has it beneficially owned at any time during the past five years, directly or indirectly, any of the stock of Bradenton.

                 (i) The assumption by ST-FL and by ST-Bank of the liabilities of Bradenton pursuant to the Merger is for a bona fide business purpose and, therefore, the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Bradenton to ST-Bank pursuant to the Merger.

                 (j) The liabilities of Bradenton assumed by ST-FL and by ST-Bank and the liabilities to which the transferred assets of Bradenton are subject were incurred by Bradenton in the ordinary course of Bradenton's business. No liabilities of any person other than Bradenton will be assumed by ST-Bank or by ST-FL pursuant to the Merger, and none of the shares of Bradenton to be exchanged for SouthTrust common stock in the Merger will be subject to any liabilities following such exchange. SouthTrust will not assume any of the liabilities of Bradenton pursuant to the Merger.

                 (k) SouthTrust, ST-FL, ST-Bank and Bradenton each will pay their respective expenses, if any, incurred in connection with the Merger. None of SouthTrust, ST-FL, ST-Bank and Bradenton will pay any of the expenses of the stockholders of Bradenton, if any, incurred in connection with the Merger. ST-FL and ST-Bank will pay or assume only those expenses of Bradenton incurred in connection with the Merger that are "solely and directly related to the reorganization" in accordance with the guidelines contained in Rev.
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The Bank of Bradenton
May __, 1994
Page 6

Rul. 73-54, 1973-1 C.B. 18. ST-FL and ST-Bank will not, however, transfer any money or property other than voting stock of SouthTrust to Bradenton or to the stockholders of Bradenton for the purpose of paying reorganizational expenses of Bradenton.

                 (l) There is no intercorporate indebtedness existing between SouthTrust and Bradenton or between ST-FL and Bradenton or between ST-Bank and Bradenton that was issued, acquired, or which will be settled at a discount.

                 (m) As of the Effective Time of the Merger, the fair market value of the assets of Bradenton will exceed the sum of the liabilities of Bradenton (including any liabilities to which Bradenton's assets are subject).

                 (n) The payment of cash in lieu of fractional shares of stock of SouthTrust is not separately bargained-for consideration and is being made solely for the purpose of saving SouthTrust the expense and inconvenience of issuing fractional shares. Furthermore, the total cash consideration paid to stockholders of Bradenton in lieu of fractional shares of SouthTrust pursuant to the Merger Agreement will not exceed one percent (1%) of the total consideration issued in the Merger to the Bradenton stockholders in exchange for their shares of Bradenton stock, and no Bradenton stockholder will receive cash for fractional share interests in an amount equal to or greater than the value of one full share of SouthTrust common stock.

                 (o) None of the compensation received by any stockholder-employee of Bradenton pursuant to any employment, consulting or similar arrangement (including a covenant not to compete) is or will be separate consideration for, or allocable to, any of such employee-stockholders' shares of Bradenton stock. None of the shares of common stock of SouthTrust received by any stockholder-employee of Bradenton pursuant to the Merger (other than any such shares received in connection with the assumption by ST-FL in the Merger of certain obligations of Bradenton with respect to options to purchase Bradenton common stock) are, or will be, separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employees of Bradenton pursuant to any such employment, consulting or similar arrangement (including a covenant not to compete) is or will be for services actually rendered and performed, and will be commensurate with amounts paid by SouthTrust to comparably qualified and experienced third parties for similar services on the basis of arms' length negotiations.

                 (p) Neither SouthTrust nor ST-FL has any present plan or intention to liquidate ST-Bank, to merge ST-Bank into another corporation, or to sell or otherwise dispose of the stock of ST-Bank.
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The Bank of Bradenton
May __, 1994
Page 7

BRADENTON REPRESENTATIONS:

                 (1) The Merger will be consummated in compliance with the material terms of the Merger Agreement and none of the material terms and conditions therein have been waived or modified and Bradenton has no plan or intention to waive or modify further any such material condition.

                 (2) The ratio for the exchange of shares of stock of Bradenton for common stock of SouthTrust was negotiated through arm's length bargaining between SouthTrust, acting on behalf of ST-FL, and Bradenton.

                 (3) There is no plan or intention by the stockholders of Bradenton who own one percent or more of the Bradenton stock, and to the best of the knowledge of management of Bradenton, there is no plan or intention on the part of the remaining stockholders of Bradenton to sell, exchange, transfer by gift or otherwise dispose of a number of the shares of common stock of SouthTrust to be received by them in the Merger that would reduce the Bradenton stockholders' ownership of SouthTrust stock to a number of shares having a value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of Bradenton as of the same date. For purposes of this certification, shares of Bradenton stock exchanged for cash or other property, surrendered by dissenters, if any, or exchanged for cash in lieu of fractional shares of SouthTrust stock will be considered as having been sold, exchanged, or otherwise disposed of by the holders thereof as of the Effective Time of the Merger. In addition, no shares of Bradenton stock or shares of SouthTrust stock held by Bradenton stockholders have been sold, redeemed or disposed of by the holders thereof prior to the Effective Time of the Merger in contemplation of the consummation of the Merger.

                 (4) As a result of the Merger, Bradenton will transfer to ST-Bank no less than ninety percent (90%) of the fair market value of the net assets and no less than seventy percent (70%) of the fair market value of the gross assets held by Bradenton immediately prior to the Merger. For purposes of this certification, amounts paid on behalf of Bradenton to dissenters by the Escrow Agent, as described in and contemplated by Section 2.1(c) of the Merger Agreement, and amounts reasonably expected to be used to pay reorganization expenses of Bradenton, and all redemptions and distributions (except for regular, normal and recurring dividends) made by Bradenton immediately prior to the Merger will be considered as assets held by Bradenton immediately prior to the Merger and which will not be acquired by ST-FL or by ST-Bank. Bradenton has not redeemed any of the Bradenton stock, made any distribution with respect to any of the Bradenton stock, or disposed of any of its assets in anticipation of or as part of a plan for the acquisition of Bradenton by ST-FL.

                 (5) The assumption by ST-FL and by ST-Bank of the liabilities of Bradenton pursuant to the Merger is for a bona fide business purpose and the principal
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The Bank of Bradenton
May __, 1994
Page 8

purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Bradenton to ST-Bank pursuant to the Merger.

                 (6) The liabilities of Bradenton assumed by ST-FL and by ST-Bank and the liabilities to which the transferred assets of Bradenton are subject were incurred by Bradenton in the ordinary course of Bradenton's business. No liabilities of any person other than Bradenton will be assumed by ST-Bank or by ST-FL pursuant to the Merger, and none of the shares of Bradenton to be surrendered in exchange for SouthTrust common stock in the Merger will be subject to any liabilities. SouthTrust will not assume any of the liabilities of Bradenton pursuant to the Merger.

                 (7) SouthTrust, ST-FL, ST-Bank and Bradenton each will pay their respective expenses, if any, incurred in connection with the Merger. None of SouthTrust, ST-FL, ST-Bank and Bradenton will pay any of the expenses of the stockholders of Bradenton, if any, incurred in connection with the Merger.

                 (8) There is no intercorporate indebtedness existing between SouthTrust and Bradenton or between ST-FL and Bradenton or between ST-Bank and Bradenton that was issued, acquired, or which will be settled at a discount.

                 (9) Bradenton is not an investment company as such term is defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

                 (10) Bradenton is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                 (11) As of the Effective Time of the Merger, the fair market value of the assets of Bradenton will exceed the sum of the liabilities of Bradenton (including any liabilities to which Bradenton's assets are subject).

                 (12) The payment of cash in lieu of fractional shares of stock of SouthTrust is not separately bargained-for consideration and is being made solely for the purpose of saving SouthTrust the expense and inconvenience of issuing fractional shares. Furthermore, the total cash consideration paid to stockholders of Bradenton in lieu of fractional shares of SouthTrust pursuant to the Merger Agreement will not exceed one percent (1%) of the total consideration issued in the Merger to the Bradenton stockholders in exchange for their shares of Bradenton stock, and no Bradenton stockholder will receive cash for fractional share interests in an amount equal to or greater than the value of one full share of SouthTrust common stock.

                 (13) None of the compensation received by any stockholder-employee of Bradenton pursuant to any employment, consulting or similar arrangement (including a
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The Bank of Bradenton
May __, 1994
Page 9

covenant not to compete) is or will be separate consideration for, or allocable to, any of such employee-stockholders' shares of Bradenton stock. None of the shares of common stock of SouthTrust received by any stockholder-employee of Bradenton pursuant to the Merger (other than any such shares received in connection with the assumption by ST-FL in the Merger of certain obligations of Bradenton with respect to options to purchase Bradenton common stock) are, or will be, separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employees of Bradenton pursuant to any such employment, consulting or similar arrangement (including a covenant not to compete) is or will be for services actually rendered and performed, and will be commensurate with amounts paid to third parties bargaining at arms' length for similar services.


                                    OPINION

                 Upon the basis of the foregoing facts, representations and assumptions, and solely for purposes of the Code, we are of the opinion that:

                 1. For federal income tax purposes the Merger will be viewed as an acquisition by ST-FL of substantially all of the assets of Bradenton solely in exchange for SouthTrust voting common stock and the assumption of all the liabilities of Bradenton by ST-FL, followed by the transfer of the assets of Bradenton to ST-Bank and the assumption by ST-Bank of the liabilities of Bradenton.

                 2. The acquisition by ST-FL of substantially all of the assets of Bradenton in exchange solely for shares of SouthTrust voting common stock and the assumption by ST-FL of Bradenton's liabilities, as described above, will constitute a reorganization within the meaning of section 368(a)(1)(C) of the Code. For purposes of this opinion, "substantially all" means at least ninety percent of the fair market value of the net assets and at least seventy percent of the fair market value of the gross assets of Bradenton. Pursuant to Section 368(a)(2)(C) of the Code, the acquisition by ST-FL of substantially all of the assets of Bradenton will not be disqualified under Section 368(a)(1)(C) of the Code solely by reason of the fact that the assets of Bradenton that were acquired by ST-FL are transferred to ST-Bank. SouthTrust, ST-FL and Bradenton each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

                 3. No gain or loss will be recognized by the shareholders of Bradenton upon the receipt of SouthTrust voting common stock (including any fractional share interests to which they may be entitled) solely in exchange for their shares of Bradenton stock.
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The Bank of Bradenton
May __, 1994
Page 10

                 4. The basis of the SouthTrust voting common stock to be received by the Bradenton shareholders (including any fractional share interest to which they may be entitled) will be the same as the basis of the Bradenton stock surrendered in the exchange.

                 5. The holding period of the shares of SouthTrust voting common stock (including any fractional share interests to which they may be entitled) received by the shareholders of Bradenton will include the period during which the stock of Bradenton surrendered in exchange therefor was held, provided that the shares of Bradenton stock were held as capital assets within the meaning of Section 1221 of the Code as of the Effective Time.

                 6. Bradenton shareholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their Bradenton stock, subject to the provisions and limitations of Section 302 of the Code. Those Bradenton shareholders who hold no SouthTrust stock, directly or indirectly through the application of Section 318(a) of the Code, following the Merger shall be treated as having a complete termination of interest within the meaning of Section 302(b)(3) of the Code, and the cash received will be treated as a distribution in full payment in exchange for Bradenton stock as provided in Section 302(a) of the Code. As provided in Section 1001 of the Code, gain will be realized and recognized by such shareholders measured by the difference between the redemption price and the adjusted basis of the Bradenton shares surrendered as determined under Section 1011 of the Code. Provided Section 341 of the Code (relating to collapsible corporations) is inapplicable and the Bradenton stock is a capital asset in the hands of such shareholders, the gain, if any, will constitute capital gain. Such gain will constitute a long term capital gain if the surrendered Bradenton shares were held by the shareholder for a period greater than one year prior to the Merger; if the surrendered Bradenton shares where held by such shareholder for a period of one year or less, the gain will constitute short-term capital gain.

                 7. The payment of cash to a Bradenton shareholder in lieu of issuing a fractional share interest in SouthTrust stock will be treated for federal income tax purposes as if the fractional share actually was issued as part of the Merger and then was redeemed by SouthTrust. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.

                  8. The holders of options to acquire Bradenton shares which are converted into options to acquire SouthTrust shares and the obligations of which are assumed by ST-FL in accordance with Section 2.2 of the Merger Agreement will not recognize taxable income or loss upon the conversion of the Bradenton options into options to acquire SouthTrust shares, or upon the assumption of the Bradenton options by ST-FL.

The Bank of Bradenton
May __, 1994
Page 11

                 This opinion is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any state or any political subdivision of any state; nor does it extend to any tax effects or consequences of the Merger to SouthTrust, ST-FL or ST-Bank other than those expressly stated in the above opinions. Our opinions, as stated above, are based upon our analysis of the current Internal Revenue Code of 1986, as amended, the regulations issued thereunder, current case law and published rulings of the Internal Revenue Service; the foregoing are subject to change, and such changes may be given retroactive effect. In the event of such changes, our opinions set forth above may be affected and may not be relied upon. Furthermore, no opinion is expressed as to the federal or state tax treatment of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above opinions.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to this firm under the heading "Certain Federal Income Tax Consequences" in the Registration Statement and in the prospectus which is included as part of the Registration Statement.


                                   Sincerely,